EXHIBIT 99.1
NEWS RELEASE

CONTACTS
Media Cheryl Gossin: 585-678-7191 Amy Martin: 585-678-7141	Investor Relations Patty Yahn-Urlaub: 585-678-7483 Bob Czudak: 585-678-7170

Constellation Brands Reports
Third Quarter Fiscal 2015 Results

•	Achieves comparable basis diluted EPS of $1.23 and reported basis diluted EPS of $1.10

•	Increases fiscal 2015 diluted EPS outlook driven by strong beer business shipment volume; expects comparable basis diluted EPS of $4.25 - $4.35 and reported basis diluted EPS of $3.90 - $4.00

•	Reaffirms free cash flow projection of $275 - $350 million for fiscal 2015 including operating cash flow target of at least $1 billion and total capital expenditure estimate of $725 - $775 million

•	Forms 50-50 joint venture with Owens-Illinois; joint venture completes acquisition of the Nava glass plant

Third Quarter 2015 Financial Highlights*
(in millions, except per share data)
	Comparable	% Change	Reported	% Change
Net sales	$1,542	7%	$1,542	7%

Operating income	$415	11%	$376	3%

Operating margin	26.9%	+90 bps	24.4%	-80 bps

Earnings before interest and taxes (EBIT)	$437	11%	NA	NA

Net income	$248	14%	$222	5%

Diluted earnings per share	$1.23	12%	$1.10	3%

*Definitions of reported and comparable, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
NA=Not Applicable

VICTOR, N.Y., JAN. 8, 2015 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, reported today its third quarter 2015 results.
“We achieved outstanding results for the third quarter driven by the exceptional on-going momentum for our beer business. This industry leading performance reflects the benefits of our marketing and brand building efforts, distribution growth for key brands, as well as excellent sales and distributor execution. Strong beer shipment volume performance is the primary driver of the upward revision to our EPS outlook for the year,” said Rob Sands, president and chief executive officer, Constellation Brands. “I am also pleased that we have finalized and begun implementing our long-term glass sourcing strategy for the beer business. We believe this strategy provides the optimal solution for this essential component of our beer production process. In addition, our wine and spirits business delivered solid earnings growth and our spirits brands gained share during the quarter.”
Net Sales Commentary
For the quarter, the company generated consolidated net sales growth of seven percent.
Net sales for the beer segment increased 16 percent primarily due to volume growth. This result includes the expected shift of approximately two million case shipments to wholesalers and approximately $37 million of net sales from the second quarter into the third quarter as a result of the previously announced Corona Extra recall activities. Excluding the impact from the recall, third quarter underlying beer net sales increased 11 percent. Beer depletions grew eight percent, reflecting strong consumer demand for all key brands within the beer portfolio. In addition, distributors increased their inventory during the quarter to be more in-line with historical levels and be better positioned to capture growth opportunities for the beer portfolio going forward.
“Our beer business continued to gain share across all channels during the third quarter driven by Modelo Especial, Corona Extra and Modelo Especial Chelada,” said Sands. “Our outstanding beer portfolio is experiencing tremendous momentum and generated the vast majority of total U.S. industry volume growth in IRI channels during the quarter.”
Wine and spirits net sales on a constant currency basis were even with the prior year third quarter. This primarily reflects higher spirits shipment volume offset by lower wine volume, higher promotional spend and lower bulk wine net sales. “While we are on track to meet our earnings goal for the year, we do not expect depletions to grow in line with the U.S. wine category,” said Sands. “However, during the third quarter, we experienced solid depletion trends for some of our fastest-growing wine brands, including Kim Crawford, Ruffino, Black Box and The Dreaming Tree. Our spirits business generated outstanding growth and gained share in the spirits category driven by new flavor introductions across the portfolio. We also completed the integration of the Casa Noble tequila brand into our marketing and sales organizations and the brand is quickly gaining traction.”
Operating Income and Net Income Commentary
The increase in consolidated comparable basis operating income primarily reflects the higher volume for the beer business. The increase in wine and spirits operating income primarily reflects favorable costs of goods sold.
Interest expense for the third quarter totaled $86 million, a decrease of four percent. The decrease was primarily due to lower average interest rates.
The effective tax rate for the third quarter 2015 was 29 percent compared to a 28 percent tax rate for the prior year third quarter.

Free Cash Flow Commentary
Free cash flow for the first nine months of fiscal 2015 totaled $209 million as compared to $543 million for the same period last year. Benefits from the growth of the beer business were more than offset by higher capital expenditures related primarily to the expansion of the Nava brewery in Mexico.
“Our Nava brewery expansion and glass-sourcing initiatives which are designed to support the strong growth of the beer business over the long-term, are progressing as planned from a timing and budget perspective,” said Bob Ryder, chief financial officer, Constellation Brands. “For fiscal 2015, we continue to expect free cash flow to be in the range of $275 - $350 million and to generate operating cash flow of at least $1 billion.”
Outlook
The table below sets forth management’s current diluted EPS expectations for fiscal 2015 compared to fiscal 2014 actual results, both on a reported basis and a comparable basis.

	Reported Basis		Comparable Basis
	FY15 Estimate	FY14 Actual	FY15 Estimate	FY14 Actual
Fiscal Year Ending Feb. 28	$3.90 - $4.00	$9.83	$4.25 - $4.35	$3.25

Full-year fiscal 2015 guidance includes the following current assumptions:

•	Interest expense: approximately $345 - $355 million

•	Tax rate: approximately 30 percent

•	Weighted average diluted shares outstanding: approximately 201 million

•	Free cash flow: approximately $275 - $350 million

•	Capital expenditures: approximately $725 - $775 million, including $600 - $650 million for the beer business
Conference Call
A conference call to discuss third quarter 2015 results and outlook will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer Bob Ryder on Thursday, Jan. 8, 2015 at 10:30 a.m. (eastern). The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call. A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments), and other financial information that may be discussed during the call will be available on the Internet at the company’s website: www.cbrands.com under “Investors,” prior to the call.
Explanations
Reported basis (“reported”) operating income, net income and diluted EPS are as reported under generally accepted accounting principles. Operating income, net income and diluted EPS on a comparable basis (“comparable”), exclude items that affect comparability (“unusual items”). The company’s measure of segment profitability excludes unusual items, which is consistent with the measure used by management to evaluate results.
The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT, comparable basis effective tax rate and free cash flow.

Supplemental Financial Information
Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are attached to and are part of this news release.
About Constellation Brands
Constellation Brands (NYSE: STZ and STZ.B) is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Canada, Mexico, New Zealand and Italy. Constellation is the number three beer company in the U.S. with high-end, iconic imported brands including Corona Extra, Corona Light, Modelo Especial, Negra Modelo and Pacifico. Constellation is also the world’s leader in premium wine selling great brands that people love including Robert Mondavi, Clos du Bois, Kim Crawford, Rex Goliath, Mark West, Franciscan Estate, Ruffino and Jackson-Triggs. The company’s premium spirits brands include SVEDKA Vodka and Black Velvet Canadian Whisky.
Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand-building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Founded in 1945, Constellation has grown to become a significant player in the beverage alcohol industry with more than 100 brands in its portfolio, sales in approximately 100 countries, about 40 facilities and approximately 6,300 talented employees. We express our company vision: to elevate life with every glass raised. To learn more, visit www.cbrands.com.

Forward-Looking Statements
The statements made under the heading Outlook, and all statements other than statements of historical fact set forth in this news release regarding Constellation Brands’ business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.
During the current quarter, Constellation Brands may reiterate the Projections. Prior to the start of the company’s quiet period, which will begin at the close of business Feb. 27, 2015, the public can continue to rely on the Projections as still being Constellation Brands’ current expectations on the matters covered, unless the company publishes a notice stating otherwise. During Constellation Brands’ “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.
The Projections are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, financing or share repurchase that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.
In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•	brewery expansion activities and joint venture glass plant expansion activities take place with expected scope, on expected terms and timetable, and with receipt of any necessary regulatory approvals;

•	accuracy of supply projections, including those relating to brewery expansion and glass sourcing;

•
timeframe and actual costs associated with brewery expansion and glass sourcing, including joint venture glass plant expansion, may vary from management’s current expectations due to market conditions, the company’s cash and debt position, and other factors as determined by management;

•	free cash flow, operating cash flow, and capital expenditures to support long-term growth may vary from management’s current estimates;

•	timing and volume amount of beer shipments to wholesalers may vary from current expectations due to actual consumer demand;

•	the impact of and the ability to realize the anticipated benefits of acquisitions, including as a result of difficulty in integrating the businesses of the companies involved;

•	the exact duration of the share repurchase implementation and the amount and timing of any additional share repurchases;

•	raw material and water supply, production or shipment difficulties could adversely affect the company’s ability to supply its customers;

•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company’s products and/or result in lower than expected sales or higher than expected expenses;

•	general economic, geo-political and regulatory conditions, instability in world financial markets, or unanticipated environmental liabilities and costs;

•	changes to accounting rules and tax laws, and other factors which could impact the company’s reported financial position, results of operations or effective tax rate;

•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs;

•	accuracy of the bases for forecasts relating to joint ventures and associated costs, losses, purchase obligations and capital investment requirements; and

•
other factors and uncertainties disclosed in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2014, which could cause actual future performance to differ from current expectations.

Constellation Brands, Inc. and Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (in millions)

	November 30, 2014	February 28, 2014
Assets

Current Assets:
Cash and cash investments	$67.3	$63.9
Accounts receivable, net	701.3	626.2
Inventories	1,927.2	1,743.8
Prepaid expenses and other	335.0	313.3

Total current assets	3,030.8	2,747.2

Property, plant and equipment, net	2,419.1	2,014.3
Goodwill	6,163.9	6,146.8
Intangible assets, net	3,194.9	3,231.1
Other assets, net	171.8	162.7

Total assets	$14,980.5	$14,302.1

Liabilities and Stockholders’ Equity

Current Liabilities:
Notes payable to banks	$100.3	$57.2
Current maturities of long-term debt	137.0	590.0
Accounts payable	445.9	295.2
Accrued excise taxes	24.9	27.7
Other accrued expenses and liabilities	540.4	1,055.6

Total current liabilities	1,248.5	2,025.7

Long-term debt, less current maturities	7,081.5	6,373.3
Deferred income taxes	831.4	762.6
Other liabilities	184.1	159.2

Total liabilities	9,345.5	9,320.8

Total stockholders’ equity	5,635.0	4,981.3

Total liabilities and stockholders’ equity	$14,980.5	$14,302.1

Constellation Brands, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS (in millions, except per share data)

	Three Months Ended		Nine Months Ended
	November 30, 2014	November 30, 2013	November 30, 2014	November 30, 2013
Sales	$1,708.6	$1,593.5	$5,165.7	$3,973.0
Excise taxes	(166.9)	(150.2)	(493.9)	(396.5)
Net sales	1,541.7	1,443.3	4,671.8	3,576.5

Cost of product sold	(902.8)	(833.6)	(2,690.8)	(2,133.7)
Gross profit	638.9	609.7	1,981.0	1,442.8

Selling, general and administrative expenses	(263.3)	(245.9)	(834.5)	(675.6)
Impairment of goodwill and intangible assets	—	—	—	(300.9)
Gain on remeasurement to fair value of equity method investment	—	—	—	1,642.0
Operating income	375.6	363.8	1,146.5	2,108.3

Equity in earnings of equity method investees	21.2	18.0	21.1	88.3
Interest expense, net	(86.0)	(89.6)	(257.4)	(234.7)
Loss on write-off of financing costs	—	—	(4.4)	—
Income before income taxes	310.8	292.2	905.8	1,961.9

Provision for income taxes	(88.6)	(81.2)	(281.1)	(176.0)
Net income	$222.2	$211.0	$624.7	$1,785.9

Earnings Per Common Share:
Basic - Class A Common Stock	$1.16	$1.13	$3.28	$9.63
Basic - Class B Convertible Common Stock	$1.06	$1.03	$2.99	$8.76

Diluted - Class A Common Stock	$1.10	$1.07	$3.11	$9.07
Diluted - Class B Convertible Common Stock	$1.01	$0.98	$2.86	$8.34

Weighted Average Common Shares Outstanding:
Basic - Class A Common Stock	169.585	165.708	168.968	164.082
Basic - Class B Convertible Common Stock	23.387	23.461	23.401	23.477

Diluted - Class A Common Stock	201.276	198.082	200.843	196.886
Diluted - Class B Convertible Common Stock	23.387	23.461	23.401	23.477

Constellation Brands, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)

	Nine Months Ended
	November 30, 2014	November 30, 2013
Cash Flows From Operating Activities
Net income	$624.7	$1,785.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	118.4	102.1
Deferred tax provision	80.3	10.1
Stock-based compensation expense	42.1	37.5
Amortization of intangible assets	36.2	11.2
Amortization of deferred financing costs	9.0	8.3
Noncash portion of loss on write-off of financing costs	3.3	—
Equity in earnings of equity method investees, net of distributed earnings	(12.7)	(52.1)
Gain on remeasurement to fair value of equity method investment	—	(1,642.0)
Impairment of goodwill and intangible assets	—	300.9
Change in operating assets and liabilities, net of effects from purchase of business:
Accounts receivable, net	(80.8)	(4.7)
Inventories	(205.6)	(112.2)
Prepaid expenses and other current assets	(68.4)	11.8
Accounts payable	132.6	128.8
Accrued excise taxes	(2.5)	(6.8)
Other accrued expenses and liabilities	65.4	30.9
Other, net	8.1	19.4
Total adjustments	125.4	(1,156.8)
Net cash provided by operating activities	750.1	629.1

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(541.3)	(85.9)
Purchase of business, net of cash acquired	(21.4)	(4,681.0)
Other investing activities	3.0	9.4
Net cash used in investing activities	(559.7)	(4,757.5)

Cash Flows From Financing Activities
Principal payments of long-term debt	(565.3)	(90.6)
Payment of delayed purchase price arrangement	(543.3)	—
Payments of minimum tax withholdings on stock-based payment awards	(28.4)	(18.0)
Payments of financing costs of long-term debt	(13.3)	(82.2)
Proceeds from issuance of long-term debt	800.0	3,725.0
Excess tax benefits from stock-based payment awards	76.0	64.7
Net proceeds from notes payable	50.6	170.6
Proceeds from exercises of employee stock options	30.4	93.1
Proceeds from employee stock purchases	3.8	2.5
Net cash (used in) provided by financing activities	(189.5)	3,865.1

Effect of exchange rate changes on cash and cash investments	2.5	(3.0)

Net increase (decrease) in cash and cash investments	3.4	(266.3)
Cash and cash investments, beginning of period	63.9	331.5
Cash and cash investments, end of period	$67.3	$65.2

Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

On June 7, 2013, the company acquired the remaining 50% equity interest in Crown Imports, a brewery located in Nava, Coahuila, Mexico and an exclusive perpetual brand license in the U.S. to import, market and sell the Mexican beer brands Crown Imports currently sells in the U.S. market (the “Beer Business Acquisition”). Consolidated organic net sales for the nine months ended November 30, 2014, are defined by the company as reported net sales less net sales of Beer Business Acquisition products. Organic net sales and percentage change in constant currency net sales (which excludes the impact of year-over-year currency exchange rate fluctuations) are provided because management uses this information in monitoring and evaluating the underlying business trends of the continuing operations of the company. In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance.

	Three Months Ended				Constant Currency Percent Change (1)	Nine Months Ended				Constant Currency Percent Change (1)
	November 30, 2014	November 30, 2013	Percent Change	Currency Impact		November 30, 2014	November 30, 2013	Percent Change	Currency Impact
Consolidated Net Sales	$1,541.7	$1,443.3	7%	(1%)	7%	$4,671.8	$3,576.5	31%	(1%)	31%
Less: Beer Business Acquisition (2)	—	—				(941.1)	—
Consolidated Organic Net Sales	$1,541.7	$1,443.3	7%	(1%)	7%	$3,730.7	$3,576.5	4%	(1%)	5%

Wine and Spirits Net Sales	$773.4	$781.7	(1%)	(1%)	—%	$2,147.5	$2,152.1	—%	(1%)	1%

(1)	May not sum due to rounding as each item is computed independently.

(2)	For the period March 1, 2014, through June 6, 2014, included in the nine months ended November 30, 2014.

BEER SUPPLEMENTAL SHIPMENT AND DEPLETION INFORMATION (in millions, branded product, 24-pack, 12-ounce case equivalents)

	Three Months Ended			Nine Months Ended
	November 30, 2014	November 30, 2013	Percent Change	November 30, 2014	November 30, 2013	Percent Change
Net Sales	$768.1	$661.6	16.1%	$2,527.6	$2,237.8	13.0%

Shipment Volume (1)	48.2	42.2	14.2%	159.7	144.7	10.4%

Depletion Volume (2)			8.1%			8.0%

WINE AND SPIRITS SUPPLEMENTAL SHIPMENT, DEPLETION AND U.S. FOCUS BRANDS INFORMATION (in millions, branded product, 9-liter case equivalents)

	Three Months Ended			Nine Months Ended
	November 30, 2014	November 30, 2013	Percent Change	November 30, 2014	November 30, 2013	Percent Change
Shipment Volume	18.0	17.7	1.7%	49.9	50.0	(0.2%)
U.S. Domestic Shipment Volume	13.7	13.7	—%	37.7	38.1	(1.0%)
U.S. Domestic Focus Brands Shipment Volume (3)	9.8	9.6	2.1%	26.5	26.7	(0.7%)

U.S. Domestic Depletion Volume (2)			—%			0.2%
U.S. Domestic Focus Brands Depletion Volume (2) (3)			—%			0.5%

(1)
Shipment volume trends for the three months ended November 30, 2014, were favorably impacted by approximately two million cases as a result of the second quarter of fiscal 2015 voluntary product recall of select packages in the U.S. and Guam containing 12-ounce clear glass bottles of Corona Extra beer that may contain small particles of glass (the “Product Recall”).

(2)	Depletions represent distributor shipments of the company’s respective branded products to retail customers, based on third party data.

(3)
U.S. Domestic Focus Brands include the following brands:  Arbor Mist, Blackstone, Black Box, Black Velvet Canadian Whisky, Clos du Bois, Estancia, Franciscan Estate, Inniskillin, Kim Crawford, Mark West, Mount Veeder, Nobilo, Ravenswood, Rex Goliath, Robert Mondavi, Ruffino, Simi, SVEDKA Vodka, Toasted Head and Wild Horse.

Constellation Brands, Inc. and Subsidiaries SUMMARIZED SEGMENT AND EQUITY EARNINGS INFORMATION (in millions)

	Three Months Ended			Nine Months Ended
	November 30, 2014	November 30, 2013	Percent Change	November 30, 2014	November 30, 2013	Percent Change
Beer (1)
Segment net sales	$768.1	$661.6	16%	$2,527.6	$2,237.8	13%
Segment operating income	$242.0	$212.5	14%	$800.6	$572.9	40%
% Net sales	31.5%	32.1%		31.7%	25.6%

Wine and Spirits
Wine net sales	$685.1	$711.9	(4%)	$1,912.2	$1,938.3	(1%)
Spirits net sales	88.3	69.8	27%	235.3	213.8	10%
Segment net sales	$773.4	$781.7	(1%)	$2,147.5	$2,152.1	—%
Segment operating income	$199.4	$186.1	7%	$512.4	$471.9	9%
% Net sales	25.8%	23.8%		23.9%	21.9%
Equity in earnings of equity method investees	$21.2	$18.0	18%	$21.1	$18.1	17%

Consolidation and Eliminations related to Crown Imports (1) (2)
Net sales	$—	$—		$—	$(813.4)
Operating income	$—	$—		$—	$(142.6)
Equity in earnings of Crown Imports	$—	$—		$—	$70.3

Corporate Operations and Other Segment Operating Loss	$(26.1)	$(23.6)	11%	$(79.7)	$(71.7)	11%

Reportable Segment Operating Income (A)	$415.3	$375.0		$1,233.3	$830.5
Unusual Items	(39.7)	(11.2)		(86.8)	1,277.8
Consolidated Operating Income (GAAP)	$375.6	$363.8		$1,146.5	$2,108.3

Reportable Segment Equity in Earnings of Equity Method Investees (B)	$21.2	$18.0		$21.1	$88.4
Unusual Items	—	—		—	(0.1)
Consolidated Equity in Earnings of Equity Method Investees (GAAP)	$21.2	$18.0		$21.1	$88.3

Consolidated Earnings Before Interest and Taxes (Non-GAAP) (A+B)	$436.5	$393.0		$1,254.4	$918.9

(1)
Prior to the Beer Business Acquisition, the company accounted for its investment in Crown Imports under the equity method of accounting. Due to its significance, Crown Imports was a reportable segment for the company with appropriate elimination of the unconsolidated joint venture’s result of operations and recognition of equity in earnings of Crown Imports for segment presentation. In connection with the Beer Business Acquisition and the resulting consolidation of the results of operations of the acquired businesses, the former Crown Imports segment, together with the acquired brewery, is now referred to as the beer segment.

(2)	For the period March 1, 2013, through June 6, 2013, included in the nine months ended November 30, 2013.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

The company reports its financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). However, non-GAAP financial measures, as defined in the reconciliation tables below, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting. In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance. See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the three months and nine months ended November 30, 2014, and November 30, 2013. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. Please refer to the company’s website at http://www.cbrands.com/investors for a more detailed description and further discussion of these non-GAAP financial measures.

	Three Months Ended November 30, 2014			Three Months Ended November 30, 2013			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)
Net Sales	$1,541.7	$(0.2)	$1,541.5	$1,443.3		$1,443.3	7%	7%
Cost of product sold	(902.8)	31.7		(833.6)	$2.2
Gross Profit	638.9	31.5	$670.4	609.7	2.2	$611.9	5%	10%
Selling, general and administrative expenses	(263.3)	8.2		(245.9)	9.0
Impairment of goodwill and intangible assets	—			—
Gain on remeasurement to fair value of equity method investment	—			—
Operating Income	375.6	39.7	$415.3	363.8	11.2	$375.0	3%	11%
Equity in earnings of equity method investees	21.2			18.0
EBIT			$436.5			$393.0	NA	11%
Interest expense, net	(86.0)			(89.6)
Loss on write-off of financing costs	—			—
Income Before Income Taxes	310.8	39.7	$350.5	292.2	11.2	$303.4	6%	16%
Provision for income taxes	(88.6)	(13.6)		(81.2)	(5.0)
Net Income	$222.2	$26.1	$248.3	$211.0	$6.2	$217.2	5%	14%

Diluted Earnings Per Common Share (1)	$1.10	$0.13	$1.23	$1.07	$0.03	$1.10	3%	12%

Weighted Average Common Shares Outstanding - Diluted	201.276		201.276	198.082		198.082

Gross Margin	41.4%		43.5%	42.2%		42.4%
Operating Margin	24.4%		26.9%	25.2%		26.0%
Effective Tax Rate	28.5%		29.2%	27.8%		28.4%

Adjustments	Net Sales	Cost of Product Sold	Selling, General and Administrative Expenses	Impairment of Goodwill and Intangible Assets	Gain on Remeasurement to Fair Value of Equity Method Investment	Operating Income	Equity in Losses of Equity Method Investees	Loss on Write-Off of Financing Costs	Provision for Income Taxes	Net Income	Diluted Earnings Per Common Share (1)
Three Months Ended November 30, 2014
Acquisitions, divestitures and related costs (2)	$—	$8.6	$8.0	$—	$—	$16.6	$—	$—	$(5.1)	$11.5	$0.06
Other (3)	(0.2)	23.1	0.2	—	—	23.1	—	—	(8.5)	14.6	0.07
Total	$(0.2)	$31.7	$8.2	$—	$—	$39.7	$—	$—	$(13.6)	$26.1	$0.13

Three Months Ended November 30, 2013
Acquisitions, divestitures and related costs (2)	$—	$2.2	$9.1	$—	$—	$11.3	$—	$—	$(3.7)	$7.6	$0.04
Restructuring and related charges	—	—	(0.1)	—	—	(0.1)	—	—	—	(0.1)	—
Other	—	—	—	—	—	—	—	—	(1.3)	(1.3)	(0.01)
Total	$—	$2.2	$9.0	$—	$—	$11.2	$—	$—	$(5.0)	$6.2	$0.03

(1)	May not sum due to rounding as each item is computed independently.

(2)
For the three months ended November 30, 2014, and November 30, 2013, acquisitions, divestitures and related costs consist of transaction, integration and other acquisition-related costs associated primarily with the Beer Business Acquisition.

(3)
For the three months ended November 30, 2014, other consists primarily of a net loss from the mark to fair value of undesignated commodity swap contracts, primarily driven by diesel fuel swap contracts.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

	Nine Months Ended November 30, 2014			Nine Months Ended November 30, 2013			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)
Net Sales	$4,671.8	$3.3	$4,675.1	$3,576.5		$3,576.5	31%	31%
Cost of product sold	(2,690.8)	61.9		(2,133.7)	$15.3
Gross Profit	1,981.0	65.2	$2,046.2	1,442.8	15.3	$1,458.1	37%	40%
Selling, general and administrative expenses	(834.5)	21.6		(675.6)	48.0
Impairment of goodwill and intangible assets	—			(300.9)	300.9
Gain on remeasurement to fair value of equity method investment	—			1,642.0	(1,642.0)
Operating Income	1,146.5	86.8	$1,233.3	2,108.3	(1,277.8)	$830.5	(46%)	49%
Equity in earnings of equity method investees	21.1			88.3	0.1
EBIT			$1,254.4			$918.9	NA	37%
Interest expense, net	(257.4)			(234.7)
Loss on write-off of financing costs	(4.4)	4.4		—
Income Before Income Taxes	905.8	91.2	$997.0	1,961.9	(1,277.7)	$684.2	(54%)	46%
Provision for income taxes	(281.1)	(30.4)		(176.0)	(28.6)
Net Income	$624.7	$60.8	$685.5	$1,785.9	$(1,306.3)	$479.6	(65%)	43%

Diluted Earnings Per Common Share (1)	$3.11	$0.30	$3.41	$9.07	$(6.63)	$2.44	(66%)	40%

Weighted Average Common Shares Outstanding - Diluted	200.843		200.843	196.886		196.886

Gross Margin	42.4%		43.8%	40.3%		40.8%
Operating Margin	24.5%		26.4%	58.9%		23.2%
Effective Tax Rate	31.0%		31.2%	9.0%		29.9%

Adjustments	Net Sales	Cost of Product Sold	Selling, General and Administrative Expenses	Impairment of Goodwill and Intangible Assets	Gain on Remeasurement to Fair Value of Equity Method Investment	Operating Income	Equity in Losses of Equity Method Investees	Loss on Write-Off of Financing Costs	Provision for Income Taxes	Net Income	Diluted Earnings Per Common Share (1)
Nine Months Ended November 30, 2014
Acquisitions, divestitures and related costs (4)	$—	$27.5	$21.1	$—	$—	$48.6	$—	$—	$(15.1)	$33.5	$0.17
Other (5)	3.3	34.4	0.5	—	—	38.2	—	4.4	(15.3)	27.3	0.14
Total	$3.3	$61.9	$21.6	$—	$—	$86.8	$—	$4.4	$(30.4)	$60.8	$0.30

Nine Months Ended November 30, 2013
Acquisitions, divestitures and related costs (4)	$—	$15.3	$44.0	$—	$(1,642.0)	$(1,582.7)	$0.1	$—	$(21.3)	$(1,603.9)	$(8.15)
Restructuring and related charges	—	—	(3.0)	—	—	(3.0)	—	—	1.1	(1.9)	(0.01)
Other (5)	—	—	7.0	300.9	—	307.9	—	—	(8.4)	299.5	1.52
Total	$—	$15.3	$48.0	$300.9	$(1,642.0)	$(1,277.8)	$0.1	$—	$(28.6)	$(1,306.3)	$(6.63)

(4)
For the nine months ended November 30, 2014, acquisitions, divestitures and related costs consist of transaction, integration and other acquisition-related costs associated primarily with the Beer Business Acquisition. For the nine months ended November 30, 2013, acquisitions, divestitures and related costs consist primarily of the gain on remeasurement to fair value of the company's preexisting equity interest in Crown Imports, partially offset by transaction, integration and other acquisition-related costs associated with the Beer Business Acquisition.

(5)
For the nine months ended November 30, 2014, other consists primarily of (i)  a net loss from the mark to fair value of undesignated commodity swap contracts, primarily driven by diesel fuel swap contracts, (ii)  costs, net of recoveries, associated with the Product Recall and (iii)  a loss on the write-off of financing costs. For the nine months ended November 30, 2013, other consists of impairment of certain goodwill and intangible assets and a prior period adjustment for deferred compensation related to certain employment agreements.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - DILUTED EARNINGS PER SHARE

Diluted Earnings Per Share Guidance	Range for the Year Ending February 28, 2015
Forecasted diluted earnings per share - reported basis (GAAP)	$3.90	$4.00
Acquisitions, divestitures and related costs (1)	0.21	0.21
Other (2)	0.14	0.14
Forecasted diluted earnings per share - comparable basis (Non-GAAP) (3)	$4.25	$4.35

Actual for the Year Ended February 28, 2014
Diluted earnings per share - reported basis (GAAP)	$9.83
Acquisitions, divestitures and related costs (1)	(8.09)
Restructuring and related charges (4)	(0.01)
Other (2)	1.51
Diluted earnings per share - comparable basis (Non-GAAP) (3)	$3.25

(1)
Includes an estimated $0.19 and $0.02 diluted earnings per share for the year ending February 28, 2015, associated with transaction, integration and other acquisition-related costs recognized in connection with the Beer Business Acquisition and the December 2014 acquisition of a glass plant in Nava, Coahuila, Mexico, respectively. Includes ($8.31) and $0.22 diluted earnings per share for the year ended February 28, 2014, associated with the gain on remeasurement to fair value of the company’s preexisting equity interest in Crown Imports, and transaction, integration and other acquisition-related costs recognized primarily in connection with the Beer Business Acquisition, respectively. (3)

(2)
Includes an estimated $0.07, $0.04, $0.02 and $0.01 diluted earnings per share for the year ending February 28, 2015, consisting primarily of (i)  a net loss from the mark to fair value of undesignated commodity swap contracts, primarily driven by diesel fuel swap contracts, (ii)  costs, net of recoveries, associated with the Product Recall, (iii)  a loss on the write-off of financing costs and (iv)  a loss on certain assets in connection with an earthquake in Napa, California, respectively. Includes $1.49 and $0.02 diluted earnings per share for the year ended February 28, 2014, associated with impairment of certain goodwill and intangible assets and a prior period adjustment for deferred compensation related to certain employment agreements, respectively. (3)

(3)	May not sum due to rounding as each item is computed independently.

(4)
Includes ($0.01) diluted earnings per share for the year ended February 28, 2014, associated primarily with the reversal of costs recognized in connection with a prior restructuring plan as a result of the Beer Business Acquisition.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - FREE CASH FLOW
(in millions)

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2015
Net cash provided by operating activities (GAAP)	$1,000.0	$1,125.0
Purchases of property, plant and equipment	(725.0)	(775.0)
Free cash flow (Non-GAAP)	$275.0	$350.0
	Actual for the Nine Months Ended November 30, 2014	Actual for the Nine Months Ended November 30, 2013
Net cash provided by operating activities (GAAP)	$750.1	$629.1
Purchases of property, plant and equipment	(541.3)	(85.9)
Free cash flow (Non-GAAP)	$208.8	$543.2